QuickLinks -- Click here to rapidly navigate through this document

Filed Pursuant to Rule 424(b)(3)
File No. 333-196681

CAREY WATERMARK INVESTORS 2 INCORPORATED

Prospectus Supplement No. 2 Dated June 23, 2017
To Prospectus Dated April 28, 2016

        This prospectus supplement (the "Prospectus Supplement") is part of, and should be read in conjunction with, the prospectus of Carey Watermark Investors 2 Incorporated, dated April 28, 2016 (as amended or supplemented, the "Prospectus"). Unless the context indicates otherwise, the information contained in this Prospectus Supplement supersedes the information contained in the Prospectus. Terms used but not defined in the Prospectus Supplement shall have the meanings given to them in the Prospectus. A copy of the Prospectus will be provided by Carey Watermark Investors 2 Incorporated upon request.

RECENT DEVELOPMENTS

Our Offering

        As detailed in the Prospectus, we are offering up to $1.4 billion of our common stock, in any combination of Class A and Class T Shares, including $600 million in shares of common stock through our distribution reinvestment plan.

        On June 15, 2017, W. P. Carey Inc., our sponsor, announced that it would exit all non-traded retail fundraising activities carried out by its wholly-owned broker-dealer subsidiary, Carey Financial LLC ("Carey Financial"), effective June 30, 2017. In light of this announcement, active fundraising by Carey Financial will end on June 30, 2017. We will facilitate the orderly processing of sales through July 31, 2017.

        As of June 21, 2017, we have issued 26,378,775 Class A Shares ($277.0 million) and 54,416,065 Class T Shares ($561.2 million) in connection with our offering raising aggregate proceeds of $838.2 million (net of selling commissions and discounts, where applicable). In addition, we have issued 756,897 Class A Shares ($7.9 million) and 1,271,159 Class T Shares ($13.3 million) through our distribution reinvestment plan.

QuickLinks

CAREY WATERMARK INVESTORS 2 INCORPORATED
Prospectus Supplement No. 2 Dated June 23, 2017 To Prospectus Dated April 28, 2016
RECENT DEVELOPMENTS